Exhibit 107

Calculation of Filing Fee Tables
Form S-3D
(Form Type)
Telephone and Data Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Series A Common Shares, $0.01 par value per share	Rule 457(c)	500,000 Series A Common Shares	$18.43	$9,215,000	$0.0001476	$1,361
Total Offering Amounts					$9,215,000		$1,361
Total Fee Offsets							$0
Net Fee Due							$1,361

(1) In addition to the 500,000 Series A Common Shares registered hereby, pursuant to Rule 429 of the Securities Act of 1933, as amended (the “1933 Act”), the Prospectus contained herein also relates to 91,597 Series A Common Shares which remain unissued under Registration Statement No. 333-266691. Pursuant to Rule 416(a) of the 1933 Act, the number of Series A Common Shares registered shall include an indeterminate number of additional Series A Common Shares that may become issuable pursuant to the anti-dilution provisions of the above-referenced Plan as a result of stock splits, stock dividends, or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the 1933 Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Registrant as reported on The New York Stock Exchange on February 13, 2024.